Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of CorMedix Inc. on Form S-3 of our report, dated March 31, 2014, on our audit of the consolidated financial statements of CorMedix Inc. and subsidiary as of December 31, 2013 and for the year then ended, which report is included in the Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey
March 12, 2015